Composite Technology Corporation
First Quarter 2010 Earnings
February 9, 2010

Operator:                                         Ladies and gentlemen, thank you for standing by.  Welcome to the Composite Technology Corporation First Quarter 2010 Earnings conference call.  During today’s presentation, all parties will be in a listen-only mode; and following the presentation, the conference will be open for questions.  If you have a question at that time, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw that question, please press the star, followed by two.  And if you’re using a speakerphone today, please lift the handset before making your selection.  As a reminder, this conference is being recorded today, Tuesday, February 9th, 2010.

And now I’d like to turn the conference over to Mr. James Carswell, Vice President of Investor Relations.  Please go ahead, sir.

James Carswell:                             Thank you and welcome to our earnings call for the quarter.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer; John Brewster, our new President of CTC Cable; DJ Carney, our Chief Financial Officer; and Marv Sepe, our COO.

Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton.  The statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include but are not limited to the statements regarding the potential sales of ACCC® Conductors and related products; expectations regarding CTC Cable’s revenues, costs, expenses and cash flow for fiscal 2010; expectations regarding any current or future litigation, top line growth, earnings potential with CTC Cable business, and the Company’s position in the green energy efficiency and alternative energy state, as well as the Company’s plans for CTC Cable in the United States or internationally; plans for development efforts in the CTC Cable business; expectations for current and future CTC Cable sales, and anticipated financial results for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied, such as forward-looking statements.  These factors include but are not limited to risks related to the operations of CTC Cable; risks related to the Company’s financial well being, sourcing of materials and the risk that the Company will continue as a going concern; the risk that customers use our ACCC® Conductor technology may not grow as anticipated; and the risk that the anticipated market opportunities may not materialize at the expected levels or at all; activities may not result in the growth of possible revenue.  All forward-looking statements are qualified in their entirety by this cautionary statement and CTC is providing this information as of this date and does not take any obligation to update any forward-looking statements discussed in the call as a result of new information, future events, or otherwise, other than required under the applicable securities law.

And I’d now like to turn this call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:                          Thank you, James.  Our agenda for today’s call will be as follows:  First, our CFO, DJ Carney, will provide commentary on our financial results.  Then our new CTC Cable President, John Brewster, and I will provide some color for the quarter and talk about near and mid-term objectives and opportunities for the business.  Finally, we will take questions on the results.

I’d now like to turn over the call to our CFO.

DJ Carney:                                      Thanks, Benton.  I’ll take a few minutes to walk through the financial results for the first quarter.  ACCC® revenues for the quarter were 2.7 million as compared to 4.4 million of revenues in the prior December quarter and 5.5 million in the September 2009 quarter.  Revenue declines were due to lower unit shipments, primarily due to the decrease of sales into China.  Revenues outside of China increased by 35% from 2 million in the 2008 quarter to 2.7 million in 2009 but decreased from 4.9 million in the September 2009 quarter, as a large $3.3 million delivery to a customer in South Africa in August of 2009 did not recur in the December quarter.

Our net loss from continuing operations for the quarter increased 2.3 million to 6.5 million from 4.2 million in the prior year, due to the net effect of 1.1 million in lower gross margin and operating expense increases of 1.3 million.  Gross margin decreased by 1.1 million from December 2008 due to lower unit sales, a lower portion of higher per unit margin ACCC® Core sold in 2009 versus 2008, and an ACCC® Core charge-off.  Gross margins of 200,000 decreased to 8% of revenues due to a 0.2 million ACCC® Core charge-off, in addition to 0.5 million in negative manufacturing cost variances caused by lower unit sales levels and which required greater per unit absorption of fixed labor and overhead costs.  Excluding these items, our gross margin percentage would have been 33% of revenues, in line with historical ACCC® Conductor gross margins.

The 2009 operations expense increase of 1.3 million over the December 2008 quarter was driven by a combination of a non-recurring expense accrual recorded into the December quarter after the completion of an employment tax audit by the IRS and pertaining to the years 2001 through 2005, along with a $0.5 million G&A expense in CTC Cable caused by the significant idle manufacturing and that was previously capitalized into inventory.  These increases were offset by lower sales commissions in 2009 due to lower revenues, as well as lower stock compensation charges.

We ended the quarter with total cash of 13.9 million, a reduction of $10 million from the September 2009 year end and includes spending of 2.6 million on primarily non-recurring, discontinued operations payables, EBITDAS loss of $5.6 million, and working capital changes of 1.8 million.

And with that, I will turn the call over to our CEO, Benton Wilcoxon.

Benton Wilcoxon:                          Thank you, DJ.  Overall, we are disappointed with the financial results of the quarter but feel that we have taken steps, including the hiring of John Brewster to head CTC Cable Corporation, that should position ourselves to increase revenue by increasing the sales of ACCC® Conductor and ACCC® Core.

Before I add any comments, I would like to introduce John to the shareholders on the call and have him provide a glimpse into some of his observations and plans that are underway.  Before I introduce John, I will state that the Board of Directors was quite pleased with his recent in-depth presentation to the Board and we are quite confident that we are on the right track.  John, would you please introduce yourself?

John Brewster:                               Thanks, Benton, and it is a pleasure to be a part of Composite Technology going forward.  I am excited as we move this Company forward.

I would like to start by saying, over the last two months that I’ve been evaluating the Company’s structure, the organization as a whole, and the approach that CTC uses to market our products, we’re now using a business development approach for marketing those products.  This may seem like a small change but it is very important that we focus on the true value of the project and not just the price of the conductor.  With our developers in the region, our agents in the field, and now adding Alcan to the team, we expect to have a broader span to all potential customers.

The last quarter of 2009 and the beginning of this year brought many successful installations for ACCC® Conductor.  These installations represent significant progress in entering new markets.  At the end of 2009, with training and expertise provided by qualified CTC Cable field personnel, second installations in both Mexico and Chile were completed.  ACCC® Conductor was installed in two trial projects in Germany, representing CTC Cable’s first entry into the German market, and a notable project in Portugal which installed and energized before the end of the year.  In the U.S., the number of installations at new customers continues to increase, with two new installations in the south in the last two months, and a third at South Texas Electric Cooperative currently underway.

CTC Cable has been pleased with recent orders from Indonesia, bringing the total to four in that market, as well as additional orders from the U.S. market in the first quarter for a project in the Middle East.  CTC Cable is in the final stages of completing type registration for a very important market in Europe.  This would put ACCC® Conductors straight into the hands of the line designers as an approved product that could be selected as appropriate.  This achievement would also serve as a benchmark for other utilities and will offer further proof of the acceptance of ACCC® Conductors in a new market.

In addition to the Company’s focus on business development and increased market penetration, CTC Cable is in discussions with several stranders worldwide in support of the local stranding content.  Current discussions focus on Latin America, Korea, and Russia, among others.  This would further expand on our current stranding partnership with Lamifil, Midal, PT Tranka, PT KMI, and Far East.  The effort to increase the supply of ACCC® Conductor also extends into the ACCC® hardware and ancillary hardware through cooperative talks with third party hardware suppliers around the world.

Benton Wilcoxon:                           Thank you, John.  I would like to also briefly mention some key points of the quarter and those points since the end of the quarter.  Again, as I said, although we are deeply disappointed with the quarterly performance clearly driven by the continued softness in orders, we have taken steps to address these issues, and we plan to take additional steps to continue the recovery of the business.

In addition to the key hire of John Brewster as President of CTC Cable, as he mentioned earlier, we’re in the process of adding some experienced top managers to CTC Cable to further round out the team and provide the strategic management to initiatives that are underway and certainly in the planning phase as well as we expand into new markets.  This should allow us to accelerate and expand the execution of the sales and marketing with a renewed focus on satisfying all of the attention necessary to address all of the issues involved with a new customer, in essence, providing the expertise to hold the hand, which is what John was speaking about when he discussed business development.  It’s really the business development of a project; it’s not just the sale of a piece of wire, because the project is where the customer sees the advantage, the savings in capital costs, the savings in energy, and of course, the increased performance including the reduced sag, the additional reserve capacity, and some of the other key advantages that our product brings to market, which no other product does these same features with the same precision, as well as the quantity and quality that ours does.

More projects should be announced over the coming weeks.  John alluded to some of these.  We are required to be completed with construction and installation before being committed to public announcement by the customer.  Since the customer is king, we are staying with the, or living with the customer’s demands in this particular area but you will be hearing from these announcements very shortly.

We also focused on structuring the business for these effective sales and manufacturing executions, which increased upgrading some of our process to be able to handle the increased demand which we foresee in our forward-looking projections from the internal pipeline that we are aware of here.  We have taken a careful look at each of our operating agreements, sales agreements to eliminate a restructure in effective agreement and to be efficient in how we promote and deliver our products.  We’ve made tremendous progress in working with key suppliers to reduce critical material costs, including our stranding costs.  This will allow us to improve our competitive position in projects that are more sensitive to cost over performance requirements.

So the key factor in making this possible, of course, is the maximum utilization of our manufacturing floors.  The low utilization in the past quarter is painfully obvious in last quarter’s financial performance.  We are engaged in discussions on a number of strategic business relationships that we believe will result in long-term, high volume orders that will maximize revenues and facility utilization.  These relationships include restoring the Chinese market, a key strategic goal we mentioned and reported to you in our last call.  As reported in our last call, we have taken the step to project CTC Cable into China through the formation of CTC Cable Asia in Beijing.  This brings us close to the Chinese customer and allows us to take focused steps towards business development of the market and specific projects.

We are venturing into new markets, such as the Middle East, and spending focused efforts in markets that we’ve already penetrated, such as South America, to expanding those areas, Europe and Mexico, where we have initial success but we wish to broaden our penetration and include various stranding relationships so that we can indeed be closer to the customer and avoid some of the problems of importation duties, et cetera, into those local markets.

So we believe that our improved cost structure and our broader stranding base will make us very competitive and attractive in every market.  We have known for a long time the technical hurdles for ACCC® have been cleared, and we are now very pleased to report that we believe we have the correct cost and operational steps to clear the final commercial hurdle for broad market penetration.

One key area that we have mentioned just briefly is that we have just announced—I mean, just signed and reported in the Q that we have entered into a new relationship with Alcan Cable that includes both a distribution relationship for key strategic customers and a stranding relationship for the U.S. and Canada.  This relationship supports the strategic goals we have set for North America for cost and market penetration and we look forward to an expanding relationship over the coming months and you will receive further announcements as we both progress in our joint relationship.

As far as finances go, we still have 17 million in escrow with very specific relief provisions, which we are working on but not counting on a timely release of any of these funds.  We also have several alternatives that may provide us with additional funds for operations while revenues are increased.  We prefer developing these opportunities rather than a capital raise; however, if necessary, we will do whatever we need to in order to support the business success and give time for the new programs to be launched and executed and reap the returns, which we expect internally here on our projections and which we are very confident will come to pass very shortly to bring the Company into a more positive—actually, cash flow positive state.

Litigation issues remain; however, we are confident with the underlying fundamental strength in each of these matters and are committed to our strategy, knowing that some of these issues will just have to run their course in time in the system.  But none of these are causing us to really lose sleep at night, just a requirement of doing business in America where everyone loves litigation.

As soon as we have defined our new plans, enhanced our team, and our enhanced team has begun executing, we will once again bring some road shows and promote the Company in the United States and abroad to increase awareness of the unique place that our Company has in the building of the modern grid.  You hear so much about the smart grid, but you still have to connect up all those wonderful computers and sensors with a conductor.  And in that, we are saying that the modern grid is the key, and that would, of course, employ all of the smart sensors, computers, switching systems, and systems to turn on different companies, electricmotors, engines, et cetera, that are very nice and very, very key to advancing technology and the utilization of technology, but which all have to be connected together by a conductor.  Ours is the most energy efficient conductor and we believe has a key role in this modern grid and is something which our new team, headed by John Brewster, is going to be taking that message to both Washington, where he has already made some preliminary visits, as well as to each of the different States around to encompass their initiatives to both make the grid more efficient and have additional capacity to support the growth of America.

Thank you.  Now we’ll take a few questions.

Operator:                                         Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw that question, please press the star, followed by two.  And if you are on speakerphone today, please lift the handset before making a selection.  One moment, please.

As a reminder, ladies and gentlemen, if you have a question, please press the star, followed by one at this time.  One moment, please.

And our first question comes from the line of Brian Cahill with Market-Smart.  Please go ahead.

Brian Cahill:                                  How we doing, Board?  Everything sounds great.  You seem to be the greatest thing since sliced bread but nobody knows it.  I’m a shareholder, holding for the last five years, just under a quarter million shares, and I average at $0.86 at the moment.  A question for John Brewster; when will we see this positive cash flow and profitability and shareholder revenue?  Seems like we’re building a team and all the money’s going to the team and not to the shareholder.

John Brewster:                               Right.  Well again, with two months in, I’m just not in a position to give guidance today.  I can say that the whole reason for me to come here was to look at that and grow the business, but with just two months here, I’m just not able to answer that.

Brian Cahill:                                   I’m so far very happy with your presentation.  I would like to see the action and more information disseminated.  With new press releases, pretty much you’re left in the dark.  Thank you.

John Brewster:                               Right.  Thank you.

Operator:                                         Thank you.  And our next question comes from the line of Oliver Sultani ..  Please go ahead.

Oliver Sultani:                                Hello.  I just would like to know a little more detail in respect to the litigation that you mentioned with Mercury and all the other actions that are taking place.

Benton Wilcoxon:                           Okay.  Well, these—what we released in the Q, of course, is really the main material information which we’ve released, and we have to be a little careful since we are involved in these legal battles and they change, you know, moment by moment according to the latest ruling or what’s being allowed.  But, you know, we are aggressively pursuing our case, in the case of Mercury Cable, both in the State court here involving allegations that we have made against them and then, of course, their counter to that.  And we have been delayed in discovery until—up to this point in time.  We’re expecting another hearing very shortly, which should release us to proceed with discovery, in which case that case will start to move forward and take its normal course.

And in the other action with Mercury, we still have the patent infringement suit, which is basically in a holding pattern until the U.S. Patent Office proceeds with their evaluation of the patent.  And in both cases, we do not lose sleep at night, but we do have to continue the diligent prosecution of our patents, defending them, as well as to assert our rights and our contractual issues which we have made in the case.

Operator:                                           Thank you.  And our next question comes from the line of Michael Mastropaolo , a private investor.  Please go ahead.

Michael Mastropaolo:                      Yes.  I’d like to know your opinion on the effect on your competitiveness should this technology not—turn out not to be patentable.  Would you still be able to compete effectively without any patent protection?

Benton Wilcoxon:                             Right.  Well, we have several patents, including some which were not even questioned, and inside each of those patents, there are many claims.  We feel very strongly that although a claim or so may be disallowed, that not all of the dozens and dozens of claims would be abruptly denied.  In addition, we have the other patents which are part of our portfolio, which also play another key role in our whole intellectual property position.  We have additional patents also being—underway which we—have been planned for a long time and are going into play, which are expansions on our existing patent portfolio, which is the normal course of how you deal with patents.  They’re really not an event; they’re a process, so it’s a continuously evolving concept.  So, therefore, we are not overly concerned with this particular issue, although one never knows.  We see no reason to be overly concerned at this point in time.

Michael Mastropaolo:                      Okay, thank you.

Operator:                                           Thank you.  And our next question comes from the line of Jack Cameron with Wells Fargo Investor—Advisors, excuse me.  Go ahead.

Jack Cameron:                                 Good afternoon, gents.  We all, of course, are looking for something to increase the value of the share in the marketplace but that really, in my estimation, has to do with getting your technology accepted in the U.S.  The most recent big order I saw was in Indonesia.  They’re a bunch of small orders, 50 miles between Reno and Carson City and things like that.  But it looks like, if this is as good as I think it is and as you think it is, why is it that we can’t get utility companies on board knocking at your door, wanting this stuff to double the capacity of their cables that are currently hanging up there?

Benton Wilcoxon:                            John, do you want to address your first thoughts?

John Brewster:                                 Yes, this is John Brewster.

Jack Cameron:                                 Sure.

John Brewster:                                 Let me just say that part of the uniqueness about the U.S. utility industry is the transmission grid is all about many, many players.  So even with CTC having its technology accepted by one utility does not mean that it will not have to go through the standard testing by all other utilities.  So the point is not every utility accepts their counterparts.  And these tests may take six months to a year to get completed, so you know, we are going through those processes.  If you look, we spend a tremendous amount of money on research and development.  We spend a tremendous amount of money on testing, which all of that testing is tied to these certifications to the different utility companies in the U.S.; whereas, internationally in most cases, once you become accepted by the national grids which are owned by the government, then in most cases, that your technology will be accepted by anyone that is putting that wire up.

Jack Cameron:                                 Okay.  One other question and that is, is there only one strander in the U.S.?  Is your contract with Alcan now making them the only strander in the U.S.?

John Brewster:                                No.  They are not the only strander in the U.S., but for us, that—again, we utilize stranders all over the world and, to be quite frank, some of the projects that we do, it makes more sense to have those stranders internationally right now.

Jack Cameron:                                 Is there any friction between you and the other—well, the three major distribution companies?  I haven’t heard the biggest one mentioned yet, but I know that you had one with the smallest of the three and now you have an agreement with the middle one.  Is there any friction between your marketing sales force and theirs?

Benton Wilcoxon:                             No.  If you look historically at our involvement with—I think you’re referring to General Cable.  We did almost all of the sales in that particular case and had been stranded under a contract.  Their sales force is primarily geared to selling a commodity, as all the others are as well, and this is one of the focuses of John—John’s arrival, in that instead of focusing on a sale, which they already know the customers, we really have to do what we were doing before but we need to get better at it and more proficient at explaining the whole value proposition on a business case.  And that’s why the emphasis on business development now and accompanying the various salesmen from the different companies, so whether that would be General or whether it would be Alcan or whether it would be anyone else internationally, this is rather the new approach because they are experienced in sales but not experienced in a new type of value-added technology enhanced product.  Whereas, that is what we need to—that’s what we do and that’s what we need to do, but we’re not experienced and have years of relationship with those particular customers.  So that is part of the changing or morphing of the Company here to address those issues, which we believe is going to increase our acceptance in both the United States and internationally.

Jack Cameron:                                Thank you, Benton, and let me just finish by welcoming John to the group.

Benton Wilcoxon:                            Thank you.

John Brewster:                                 Thank you.

Operator:                                          Thank you.  And our next question comes from the line of Mike Breard with Hodges Capital.  Please go ahead.

Mike Breard:                                    Yes.  Is it possible to give us a little more color on the Alcan situation?  Are you talking about 100 miles a quarter of your conductor, or 500 miles or…?  And when do you think they may have their stranding process approved by (inaudible)?

Benton Wilcoxon:                             Well, since we have just signed this, we’re in the process of sort of finalizing each of those questions, and we have agreed not to preemptively state anything until we jointly announce those things together.  So I don’t really want to give you a timeline, but I can tell you it’s fairly soon and, yes, they do have particular guidelines as to customers that they intend to sell some product to in the very near term and with specific amounts.  And so there is a process really underway that we are quite pleased with and I have to say I’m going to defer to John and his relationship with Alcan to handle this in a manner which makes sure everybody’s happy as we start this.

John Brewster:                                 Yes, and let me just add that, again, we’ve just signed the agreement.  We felt it was important.  It was such a significant event that it needed to be put into the 10-Q, but they are partners and we are trying to work through those press releases and are aggressively getting those signed off on both sides so we can go out with the details.

Mike Breard:                                     Okay, thank you.  And then on China, what progress have you made there in selling or finding another strander other than who you have now?

Benton Wilcoxon:                            Well, I’d like to have Marv Sepe make a comment, a quick comment.  We do have some progress going on there now and have also—he’s recently had a meeting with our current strander over there who continues to agree to a stranding relationship with us, albeit not on an exclusive basis.

Marvin Sepe:                                    Yes, hi, Mike.  It’s Marv Sepe.  The stranding relationship in China is still very strong.  Far East has a very large capacity of absolute first rate stranding capacity.  We’ve met with them.  They are firmly in the game as our strander from China.  As we mentioned in the text, we formed our CTC Cable Asia subsidiary, headquartered in Beijing.  This will allow us direct access to the customer at a more senior level, not necessarily just the project levels, which we continue to pursue, but also in that acceptance and basically the knowledge base.  So people at the highest levels of (unintelligible) to the provincial power bureaus, fully understand the product and its benefits, so we’ve sought support and have gained support at the highest levels, and we’ll use that as part of our business development strategy in China.  We’re very confident of regaining our momentum in China quite quickly.

Mike Breard:                                   Okay.  And then the—you’ve got two pools of escrow money, 5.5 million and 11.7 million.  You said originally the 5.5 million might be settled within six months; now you’re saying a year.  And it looks like you may be having some cash problems near term.  Is there any chance you can get part of that 5.5 million?

Benton Wilcoxon:                            Well, that is being worked on, you know, as we speak.  So we’re just being conservative when we push things out.  We’re being conservative and also we do have some other relationships involving some of our sales, some of which we believe will be positive and would assist us in cash.

Mike Breard:                                     Okay.  So if the Alcan deal is signed, it could generate some immediate cash?

Benton Wilcoxon:                             Well, it doesn’t generate it immediately but there are other deals in other places in other countries that we’re also doing simultaneously.

Mike Breard:                                     Okay.

Benton Wilcoxon:                             And then we do expect some orders, of course, shortly involved with some of the situations.

Marvin Sepe:                                      The Alcan thing is actually signed.

Operator:                                            Thank you, sir.  And our next question comes from the line of Robert Billings , a private investor.  Please go ahead.

Robert Billings:                                Yes.  Gentlemen, what is going on with—I know you had indicated a lawsuit with Mercury and now that General Cable has decided to use them exclusively, do they become involved in the lawsuit?  And what prospects do they have now in China, because I understand Mercury is also trying to get some of that Chinese business, along with whatever else they could get?

Benton Wilcoxon:                             Well, you know, we have yet to see a conductor of Mercury appear anywhere and to complete really significant testing.  We have yet to find any other customer out there or would-be customer out there which has received both serious test quantity samples, as well as complete test results.  So while there’s lots of talk and lots of noise, we also don’t even have an official communication from General Cable as to what they have or haven’t agreed to with Mercury.

Robert Billings:                                I spoke to the company – I think his name is Dickerson or something, the investor relations fellow – and he said that Mr. Lampert made the decision himself to switch to Mercury, so it was a—it’s, you know, it’s a fait accompli, I believe.  I don’t know why they haven’t made an announcement or anything yet.  What discussions have you had?  Did Mr. Lampert discuss with you before he made that decision?

Marvin Sepe:                                     Greg had no discussions with us before he made his decision.  You know, Robert, it’s their decision.  If they wanted to do that, they’re certainly welcome to do that.  You know, you can’t ignore the fact that we’ve been in this market for over five years.  We have thousands and thousands of miles of working product out there, and no matter what anybody says, they cannot make up the time and the usage.  So Mercury can squawk all they want and General Cable can try to stand for them.  They cannot make up the fact that they have nothing in the field and won’t have it for a long time, so we’re going to take advantage of our leadership position around the world and all the testing and everything else that we’ve done, and we’re going to take a very aggressive, offensive strategy and just continue to sell.  That’s the only thing you can do and we’re going to be very successful with that.

Benton Wilcoxon:                             Additionally, to my knowledge, they have been granted no patents and they do have to be mindful that if they do infringe on our patents that it will be prosecution.

Marvin Sepe:                                     And you mentioned China, and just the fact that it’s offshore does not give them, even in China where our patents are issued, it does not give anybody the ability to infringe on our patents.

Operator:                                           Thank you, sir.  Our next question comes from the line of Michael Kellogg , a private investor.  Please go ahead.

Michael Kellogg:                              Good afternoon, gentlemen.  Just to set my mind straight, on an order like you just confirmed last week with Belgium, how much in revenues will that be providing for the Company?

Benton Wilcoxon:                             Let’s see.  I don’t—they’re going to look it up right now.  While they’re hunting for the information…

DJ Carney:                                         I think the significance of that was more than in the new market.

Benton Wilcoxon:                             Well, yes, the significance is basically that a decision which was made through the combined efforts of both ourselves and Lamifil with the Belgian grid and, of course, it was installed by an engineering team which is quite a large team over there.  And so I think the significance is, in each one of these markets, we finally have to get at least one project up so that we can determine—well, should we say prove that it’s both easy to install as well as that it performs as we specified.  And every place we’ve done this, we really have a repeat order coming after it in due course, and so I think that’s the major significance in that particular area.

Michael Kellogg:                              Thank you.  I noticed that, you know, of your 140, 150 projects that you’ve been involved with, most of these have been for the purpose of increasing capacity.  In one of those installations that you did with AEP back in December of 2005, you did a study on between Pleasanton and Leon Creek, you put in 15 miles.

Benton Wilcoxon:                             Yes.

Michael Kellogg:                              And, again, you had capital savings from that installation for the customer of $1.2 million.  There was also an annual line loss reduction of $570,000 computed per year of the savings for that customer.  And what I’m wondering is, I assume that that savings is because of the less resistance of the composite core versus the braided steel core.

Benton Wilcoxon:                             Yes.

Michael Kellogg:                              And what I’m wondering is, is this a savings that’s real typical that comes in every time you install a line?

Benton Wilcoxon:                             Well, it is typical if they’re putting the same amount of power through.  If they are not—in other words, if they want to run it at over capacity for some reason and it gets hotter, then by putting a greateramount of power down through the same size, then they would not necessarily have lower losses.  But given a just direct replacement with ours, of same size diameter of an existing line, then you would see these savings, absolutely.  The same proportionate type of savings, plus or minus a little bit depending on their utilization, but very close.

Michael Kellogg:                              But what surprises me is that this reduction of line losses isn’t a major selling point for your clients.

Benton Wilcoxon:                             It surprises some of us, too.

John Brewster:                                 Well, that is one of the—that is one of the things that we are starting to focus on, is in that—if you think of it with the reduction in line losses, that is actually a reduction in CO2 emitted into the environment.  So as you back that up—so that’s megawatts that are being generated at a power plant so you’re getting more megawatts to the customer so you’re having to use less fuel to produce the amount of megawatts needed.  So that is part of the added value, the thing that we’re putting together as we’re moving this from a sales to a business development type of approach.

Michael Kellogg:                              Right.  I mean, with $570,000 of savings to the customer per year—correct me or at least give me the correct answer for this one—how many years does it take to actually pay for the wire?  I mean, in my calculation, I come up with like, maybe four years.

John Brewster:                                 That’s about right.  Four to five years is normal payback for this.

Benton Wilcoxon:                             Right.

John Brewster:                                 That’s exactly right.

Michael Kellogg:                              So the customer is basically getting a free wire after four years.

John Brewster:                                 That’s right.   Well, they’re actually getting a return.

Benton Wilcoxon:                            Yes, they’re actually getting a return.  And the other thing is, in the case of some places, I believe that one in Texas would apply, they’re actually using fossil fuel for the generation.  So there actually is a reduction in greenhouse gas that could be computed in this equation in addition to this, and somebody could take advantage of that on some level, either in credits or in some type of government acknowledgement that they were being greener than they were before.  And this is another area that John’s been to Washington, trying to talk to his contacts and people from the power industry who are very concerned about these particular issues.

John Brewster:                                 As you can imagine, utilities in some ways are not necessarily incentivized to make the right decision.  If they get their recovery of their capital costs from the rate base and they’re allowed a certain return on their money, they’re looking at that initial investment, not necessarily the greenhouse gas improvement, the reduction in capital .

Michael Kellogg:                              So the utilities, if they do not receive $600,000 per year, they therefore feel that they can raise the rate—they can justify raising the rate so, therefore, they pick it up that way?

John Brewster:                                 No.

Michael Kellogg:                              If you understand that twisted logic.

John Brewster:                                 Well, what it is, if they go in for a rate case to pay for a capital line or a capital investment of a line that is going in, they’re asking for recovery, and of course, they’re allowed a normal rate of return that’s approved by each commission.  The piece that’s there is why would they take the risk with the new technology when they can go with the old technology and still get the same rate of return.

Michael Kellogg:                              Well, I guess but after four years, they also receive a—if they can make it through four years, they got the cable for free.

Benton Wilcoxon:                             Well, it could—it’s certainly something which we believe is the case and which we believe—this is part of the business argument that needs to be made again and again…

Michael Kellogg:                              Yes.

Benton Wilcoxon:                             And shall we say, made clearer and clearer in getting as specific as possible to each project, which we believe is just critical to spreading this message and, ultimately, I believe everyone will see it in this particular manner.  It’s just not—hasn’t happened as fast as I would like it, let’s put it that way.

Michael Kellogg:                              Right, right.  Well, hopefully AEP has seen this thing happening.

Benton Wilcoxon:                             Yes, they have.

Michael Kellogg:                              Good luck to you.  That sounds great.  Thank you.

Benton Wilcoxon:                            Okay, thanks.

Operator:                                            Thank you.  And, management, there are no further questions in the queue.  Please continue with any closing remarks.

Benton Wilcoxon:                             All right.  Well I’d like to thank all of you, especially the shareholders, for your continued support and hanging in there with us through some difficult times as we’ve pulled out of the economic slump.  It’s slowed down many of these orders from utilities.  We are very confident in our pipeline and with our execution strategy and believe that very soon these—the tone of these calls will be altered significantly to the positive.  With that, thank you for listening to our call today.

Operator:                                            Ladies and gentlemen, this concludes the Composite Technology Corporation First Quarter 2010 Earnings conference call.  Thank you for your participation and you may now disconnect.